Exhibit 10.11

COMMERCIAL LEASE

(South Chico Chicas, LLC - Lulu’s Fashion Lounge Holdings, Inc.)

This COMMERCIAL LEASE (“Lease” or “Agreement”) is made and entered into March 16, 2018 (the “Effective Date”), by and between South Chico Chicas, LLC, hereinafter referred to as the “Lessor,” and Lulu’s Fashion Lounge Holdings, Inc., hereinafter referred to as the “Lessee.”

RECITALS:

A.WHEREAS, Lessor is the owner of real property located at 185 Humboldt Avenue, Chico, CA 95928 (APN 004-432-026) (the “Premises”), and also including the improvements, fixtures, and personal property including any and all furniture and office equipment located on the real property (collectively, the “Property”); and

B.WHEREAS, Lessee desires to lease from Lessor the entirety of the Premises and all Property thereto, and Lessor desires to lease the same to Lessee.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1. Lease of Premises

1.1 LEASE OF PREMISES AND PROPERTY. Lessor leases to Lessee and Lessee leases from Lessor the Premises and all Property situated thereon on the terms and conditions set forth in this lease.

1.2 TERM. The term of this Lease shall be month-to-month commencing on May 1, 2018 (the “Commencement Date”), and continuing unless terminated pursuant to the provisions of this Lease (the “Term”). Either Party may terminate this Lease by providing the other Party with at least thirty (30) days’ advance written notice. Any holding over after the expiration of the Term due to termination of the tenancy, without the consent of the Lessor, shall be dealt with pursuant to the terms of this Agreement and Section 12.2, below.

1.3 USE. Lessee may use and occupy the Premises for general office, business, and warehouse use. Lessee shall not use or permit the Premises to be used in any manner which may result in waste or the creation of a nuisance. Lessee shall fully comply with all health and police regulations and shall not use or permit the use of the Premises for any purpose or in any manner which may constitute a violations of the laws of the United States or the laws, ordinances, regulations, or requirements of any governmental entity having authority in the jurisdiction where the Premises are located. Lessee acknowledges that no warranties or representations have been made regarding the fitness or suitability of the Premises for the conduct of Lessee’s business.

1.4 COMPLIANCE WITH LAW. Lessee shall comply with all recorded covenants, conditions, and restrictions that now or later affect the Real Property. Lessee shall, at Lessee’s own cost and expense, comply with all current and future applicable laws and regulations relating to (1) Lessee’s use and occupancy of the Premises, (2) the general structure or physical condition of the Premises, and (3) the storage, use, and disposal of all hazardous waste and substances. Violation of such laws and regulations shall be grounds for default and termination of this Agreement. When requested by Lessor, Lessee agrees to provide to Lessor all information reasonably required to allow Lessor to comply with California Public Resources Code Section 25402.10, and related regulations, concerning Lessee’s energy consumption and expenses.

2. Rent

2.1 RENT. Lessee will pay to Lessor $6,010.05 on the first of every month (the “Rent”). The Rent shall increase by three percent (3%) on every anniversary (being May 1st of each year) of the Commencement Date.

2.2 TAXES. Lessor shall pay all real property taxes and assessments on the Premises. Lessee agrees to pay any increase in real property taxes and or assessments on the Premises that result from improvements by Lessee. Lessee shall pay all taxes levied on Lessee’s personal property, including, but not limited to, trade fixtures and furnishings located in or on the Premises, and Lessee shall cause all such taxes to be assessed and billed separately from Lessor’s taxes and cause such tax bill to be sent directly to Lessee.

2.3 UTILITIES. Lessee shall pay for all heating, air conditioning, gas, electricity, telephone, water, and other utilities and services provided to and for the Premises, including any tax thereon. Lessor shall not be liable in damages or otherwise for failure or interruption of any utility service being provided to the Premises, and no such failure or interruption shall entitle Lessee to terminate this lease or to discontinue the payment of rent or any other amount due hereunder.

3. Maintenance and Repairs

3.1 CONDITION OF PREMISES. Lessee’s initial occupancy and use of the Premises shall constitute consent and approval by Lessee to the good, clean, safe and tenantable condition of the Premises. Lessee represents to Lessor that Lessee has inspected the Premises and that the Premises are being leased by Lessee as a result of its inspection and investigation.

3.2 MAINTENANCE BY LESSOR. Lessor shall have no maintenance or repair obligations. In the event Lessee fails to make any repair and Lessor must undertake such repair, Lessor shall not be liable for any damages to Lessee or the property of Lessee resulting from Lessor’s repair.

3.3 MAINTENANCE BY LESSEE. Lessee shall, at its own cost and expense, keep and maintain the Premises in good order and repair, and in a safe, clean and sanitary condition. Lessee shall perform and maintain all of the maintenance and repairs on, in, or around the Premises at its own cost and expense. Lessee, at its own expense, shall also repair all deterioration, destruction, or harm to the Premises that is not the fault of or caused by Lessor.

3.4 LESSEE’S FAILURE TO MAINTAIN. If Lessee fails to perform its obligations in Section 3.3, above, Lessor may after notice to Lessee and failure on the part of Lessee within a reasonable time to meet such obligations, but need not, make the repairs and replacements. If Lessor elects to make such repairs itself, Lessor shall provide Lessee with ten (10) day written notice of its intent to enter the Premises to make such repairs and/or perform such maintenance. If the Lessor makes such repairs or performs such maintenance, Lessee shall pay Lessor’s out-of-pocket costs incurred in connection with such repairs and any amount paid by Lessor shall be immediately due and payable to Lessor and shall bear interest at the rate of ten percent (10%) per annum from the date of payment by Lessor until repayment by Lessee.

3.5 PERMITS AND EXPENSES. If Lessee is to perform repairs and maintenance on the Premises that require permits. Lessee agrees to notify Lessor of such repairs and to procure all necessary permits for making repairs. Lessee agrees to promptly commence such repairs and to prosecute the same to completion diligently, subject, however, to the delays occasioned by events beyond the control of Lessee. Furthermore, Lessee agrees to pay promptly when due the entire cost of any work done by it upon the Premises so that the Premises at all times shall be free of liens for labor and materials. Lessee further agrees to hold harmless and indemnify the Lessor from and against any and all injury, loss, claims, or damage to any person or property occasioned by or arising out of the doing of any such work by Lessee or its employees, agents, or contractors. Lessee further agrees that in doing such work that it will employ materials of good quality and comply with all governmental requirements, and perform such work in a good and workmanlike manner.

4. Alterations and Improvements

4.1 ALTERATIONS AND IMPROVEMENTS. Lessee shall not make any additions, alterations, or improvements to the Premises without obtaining the prior written consent of the Lessor. Lessor’s consent may be conditioned upon Lessee’s removing any such additions, alterations, or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Lessee took possession. All work with respect to any addition, alteration, or improvement shall be done in good and workmanlike manner by properly qualified and licensed personnel, and such work shall be diligently prosecuted to completion.

4.2 COSTS. Lessee shall pay the costs of any work done on the Premises pursuant to Section 4.1, and shall keep the Premises free and clear of liens of any kind. Lessee shall indemnify, defend against, and keep Lessor free and harmless from all liability, loss, damage, costs, attorneys’ fees, and any other expense occurred on account of claims of lien by any person performing work or furnishing materials or supplies for Lessee or any person claiming under Lessee.

4.3 LIENS. Lessee shall keep Lessee’s leasehold interest, and any additions, alterations, and improvements which are or become the property of the Lessor free and clear of all attachment or judgment liens. Before the actual commencement of any work for which a claim of lien may be filed, Lessee shall give Lessor notice of the intended commencement date with sufficient time to enable Lessor to post notices of non-responsibility or any other notices that Lessor deems necessary for the proper protection of Lessor’s interest in the Premises, and Lessor shall have a right to enter the Premises to post such notices at a reasonable time.

4.4 IMPROVEMENTS AND FIXTURES REMAINING AT TERMINATION. Upon the termination of this Lease by lapse of time, Lessee may remove furniture, trade fixtures and other personal property belonging to Lessee that are incident to the business of Lessee (as distinguished from personal property used in the operation of the Premises); such furniture, trade fixtures and other personal property belonging to Lessee and incident to the business of Lessee are hereinafter referred to as “Trade Fixtures.” Lessee shall repair any injury or damage to the Premises or the improvements that may result from such removal. If Lessee does not remove such Trade Fixtures from the Premises prior to the end of the Term, however ended, Lessor may, at its option, remove the same and deliver the same to any other place of business of Lessee or warehouse the same, and Lessee shall pay the cost of such removal (including the repair of any injury or damage to the Premises or the Improvements resulting from such removal), delivery and warehousing to Lessor on demand, or Lessor may treat such Trade Fixtures as having been conveyed to Lessor with this Lease as a bill of sale, without further payment or credit by Lessor or Lessee. Title to any fixtures, (other than Trade Fixtures), additions, alterations, improvements, repairs and replacements constructed, made or installed by Lessee including, but not limited to, any repairs, restoration and other work required to be done pursuant to the provisions of other Sections of this Lease, shall be and become Lessor’s sole property at the end of the Term without the necessity of Lessee’s execution and delivery of any instrument transferring title thereto. Notwithstanding the foregoing, Lessee covenants and agrees upon Lessor’s request to execute, acknowledge and deliver to Lessor any instrument reasonably requested by Lessor to confirm such title, and if Lessee shall fail or refuse to execute, and deliver any such instrument, Lessor is hereby irrevocably appointed Lessee’s attorney-in-fact to execute, acknowledge and deliver such instrument in Lessee’s name.

5. Delivery of Possession

5.1 DELIVERY OF POSSESSION. Lessee is current possession of the Premises.

6. Insurance

6.1 INSURANCE POLICIES. Lessee, at its sole cost and expense, shall maintain at all times during the term of this Lease policies of insurance as follows:

(a) Insurance against loss or damage to the Premises and all other improvements by fire and such other hazards as may be covered by the form of “all-risk” coverage then customarily in use, in such amount as Lessor may determine to be sufficient to cover one hundred percent (100%) of the full replacement value from time to time of the Building and all other Improvements, the proceeds of which shall be payable to Lessor.

(b) Comprehensive general public liability insurance against claims for bodily injury, death, and property damage occurring in or about the Premises, to afford protection in such limits as shall be reasonably requested by Lessor from time to time, but in any event not less than One Million Dollars ($1,000,000.00) in respect to each person, and not less than One Million Dollars ($1,000,000.00) in respect to any one occurrence causing injury or death, and not less than Two Hundred Fifty Thousand Dollars ($250,000.00) in respect to property damage.

(c) Worker’s compensation as required by law to the extent of the minimum required statutory limits.

6.2 INSURANCE COMPANIES. All policies of hazard insurance shall be written by companies reasonably satisfactory to Lessor and any mortgagee of Lessor and licensed to do business in the State of California, and shall name as insured Lessor and such other persons or entities as Lessor may designate, as their interests may appear, and shall provide that losses shall be paid to such insureds as their interests may appear. Lessor shall be named as an additional insured on any policy of liability insurance. At the request of Lessor, a mortgagee clause shall be included in such policies covering Lessor’s mortgagee. The originals of such policies or a certificate thereof in usual form shall be delivered to Lessor. Certificates evidencing renewals of each policy of insurance shall be delivered to Lessor at least twenty (20) days prior to the expiration dates of the respective policies. Lessee shall perform and satisfy all requirements of the companies writing any insurance policies referred to in this Lease so that at all times companies of good standing satisfactory to Lessor shall be willing to write such insurance.

6.3 CLAIMS PROCEDURE. Whenever (a) any loss, cost, damage or expense resulting from fire or other casualty or occurrence is incurred by either of the parties to this Lease, or anyone claiming by, through or under it, in connection with the Premises, and (b) such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case when the effect thereof is to invalidate such insurance coverage or increase the cost thereof (provided that in the case of increased cost the other party shall have the right, within thirty (30) days following written notice, to pay such increased cost, thereupon keeping such release and waiver in full force and effect). In case any action or proceeding shall be commenced against Lessor growing out of any loss, cost, damage or expense under this Section, Lessor may give written notice of the same to Lessee and thereafter Lessee shall assume and discharge all obligation to defend the same and save and keep Lessor harmless from all costs, expenses (including, but not limited to, Lessor’s attorneys’ fees), liabilities, judgments and executions in any manner growing out of, pertaining to or connected therewith.

6.4 LESSEE’S FAILURE TO PROCURE INSURANCE. Lessee agrees that upon failure to insure as provided in this Lease, or to pay the premiums for the insurance when due, Lessor may contract for the insurance and pay the premiums, and all sums expended by for the insurance shall become additional rent under this Lease and shall be immediately repayable by Lessee and shall bear interest at the rate of ten percent (10%) per annum from the date of payment by Lessor until repayment by Lessee.

7. Indemnity

7.1 LESSEE’S INDEMNIFICATION. Lessee agrees to indemnify, defend, and hold Lessor and the property of Lessor, including the Premises, free and harmless from any and all liability for injury to or death of any person, including Lessee’s employees, invitees, and licensees, anyone in or about the Premises with the express or implied consent of Lessee, Lessee’s sublessees or assignees, or anyone in or about the Premises with the express or implied consent of Lessee’s sublessees or assignees. Lessee agrees to indemnify and hold Lessor and the property of Lessor, including the Premises, free and harmless from any and all liability for damage to property arising from the use and occupancy of the Premises by Lessee or Lessee’s sublessees or assignees, which shall include any damage due to fuel storage and/or hazardous or toxic waste contamination on the Property, or from the act or omission of any person or persons, including Lessee’s employees, invitees, and licensees, anyone in or about the Premises with the express or implied consent of Lessee, Lessee’s sublessees or assignees, or anyone in or about the Premises with the express or implied consent of Lessee’s sublessees or assignees. Lessee agrees to indemnify, defend, and hold Lessor, its officers, owners, agents, employees, and assigns, free and harmless against any and all liabilities, damages, losses, costs, and expenses incurred or suffered by them as a result of any failure to be true or correct of any representation or warranty made by Lessee or any of his employees or agents in this Agreement, including any such representations or warranties in Article 16, below.

7.2 LESSOR’S INDEMNIFICATION. Lessor agrees to indemnify, defend, and hold Lessee and his agents, employees, and assigns, free and harmless against any and all liabilities, damages, losses, costs, and expenses incurred or suffered by them as a result of any failure to be true or correct of any representation or warranty made by Lessor or any of its officers, directors, employees, or agents in this Agreement, including any such representations or warranties in Article 16, below.

8. Destruction of Premises

8.1 DESTRUCTION. Lessor and Lessee agree that if any buildings or Property on the Premises be damaged or destroyed by fire, the elements, acts of God, or other causes they shall be repaired or replaced by Lessee to the extent that there are available insurance proceeds covering such loss pursuant to the policy to be maintained by Lessee. Any and all rent payable by Lessee pursuant to this Lease shall not be abated in the event that such damage or destruction renders the Premises uninhabitable by Lessee. Pursuant to Section 4.1, above, Lessee is not required to obtain Lessor’s consent or authorization regarding any and all Improvements, repairs, or replacements performed hereunder. Notwithstanding the above, Lessor and Lessee agree that if the cost of repairing or restoring any buildings or Property so damaged or destroyed exceeds fifty percent (50%) of the replacement cost of all buildings and improvements located on Premises at the time of the damage or destruction, Lessee has the option to either repair and restore the damaged buildings and improvements, or to cancel this Lease.

9. Hazardous Substances

9.1 HAZARDOUS SUBSTANCES.

(a) Lessee agrees that any and all handling, transportation, storage, treatment, disposal, or use of Hazardous Substances by Lessee in or about the Property shall strictly comply with all applicable Environmental Laws.

(b) Lessee agrees to indemnify and defend Lessor harmless from any liabilities, losses, claims, damages, penalties, fines, attorney’s fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, or disposal of Hazardous Substances on or about the Premises or Property by Lessee.

(c) If the presence of Hazardous Substances on the Premises or Property caused or permitted by Lessee results in the contamination or deterioration of the Property or any water or soil beneath the Property, Lessee shall promptly take all action necessary to investigate and remedy that contamination.

(d) Lessor and Lessee each agree to promptly notify the other of any communication received from any governmental entity concerning Hazardous Substances or the violation of Environmental Laws that relate to the Premises or Property.

(e) Lessee shall not use, handle, store, transport, generate, release, or dispose of any Hazardous Substances on, under, or about the Premises or Property, except that Lessee may use (i) small quantities of common chemicals such as adhesives, lubricants, and cleaning fluids in order to conduct business at the Premises and (ii) other Hazardous Substances that are necessary for the operation of Lessee’s business conducted on or from the Premises. At any time during the term of this Lease, Lessee shall, within ten (10) days after written request from Lessor, disclose in writing all Hazardous Substances that are being used by Lessee on the Property, the nature of the use, and the manner of storage and disposal.

10. Assignments and Subleases

10.1 ASSIGNMENT AND SUBLEASE BY LESSEE. Lessee shall not assign or sublet this Lease or any interest herein without the prior written consent of Lessor which shall not be unreasonably withheld or delayed. Consent by Lessor to one assignment or sublet shall not be consent to any other. An assignment or sublet without the written consent of Lessor, or an assignment or sublet by operation of law, shall be void and shall, at the option of Lessor, terminate this Lease.

10.2 ASSIGNMENT BY LESSOR. Lessor may assign its rights, duties, and obligations under this Agreement in the event that Lessor sells the Premises.

11. Default

11.1 LESSEE’S DEFAULT. Any of the following events or occurrences shall constitute a material breach of this Lease by Lessee, and, after the expiration of any applicable grace period, shall constitute an event of default:

(a) The failure by Lessee to pay any amounts provided for in this Lease, including, but not limited to, insurance in full when due if the failure has continued for a period of ten (10) days after Lessor demands in writing that Lessee cure the failure;

(b) The failure by Lessee to perform any obligation under this Lease, which Lessee has no capacity to cure;

(c) The failure by Lessee to perform any other obligation under this Lease, if the failure has continued for a period of twenty (20) days after Lessor demands in writing that Lessee cure the failure. If the obligation is reasonably and potentially curable, but cannot be cured within twenty (20) days, Lessee shall have such additional time to cure as may be reasonable under the circumstances provided that Lessee shall diligently work to implement the cure;

(d) A general assignment by Lessee of the Premises, including an assignment for the benefit of Lessee’s creditors;

(e) Any voluntary filing, petition, or application by Lessee under any law relating to insolvency or bankruptcy, including, but not limited to, a declaration of bankruptcy, a reorganization, and an arrangement;

(f) The abandonment, vacation, or surrender of the Premises by Lessee without Lessor’s prior written consent;

(g) The dispossession of Lessee from the Premises by process of law or otherwise;

(h) The appointment of a trustee or receiver to take possession of all or substantially all of Lessee’s assets, or the attachment, execution, or other seizure of all or substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, unless the appointment, attachment, execution, or seizure is discharged within thirty (30) days of its commencement;

(i) The involuntary filing against Lessee of a petition to have Lessee declared bankrupt, unless the filing is dismissed within sixty (60) days; or

12. Lessor’s Remedies

12.1 REMEDIES. Lessor shall have the following remedies if Lessee commits a default. These remedies are not exclusive; they are cumulative and in addition to any remedies allowed by law. Lessor’s remedies shall include:

(a) Lessor can terminate Lessee’s right to possession of the Premises and the Property at any time. This Lease will be terminated by Lessor giving notice to Lessee of such termination. Upon termination, Lessor has the right to recover from Lessee all damages incurred by Lessor as a result of such default.

12.2 HOLDING OVER. If Lessee remains in possession of the Premises or any part thereof after the expiration or termination of the Term, and any extensions thereof, by lapse of time or otherwise, without the express written consent of Lessor, Lessee shall become a tenant at sufferance upon all of the terms contained herein, except as to Term and Fixed Rent. During such holdover period, such occupancy shall be a hold-over tenancy from month to month at a rental in the amount of two times the then-current Rate.

13. Entry by Lessor

13.1 ENTRY. Lessee shall permit Lessor or Lessor’s agents, representatives, or employees to enter the Premises at all reasonable times and upon reasonable notice to inspect the Premises to determine whether Lessee is complying with the terms of this Lease and to do other lawful acts that may be necessary to protect Lessor’s interest in the Premises under this Lease or to perform Lessor’s duties under this Lease.

14. Notices

14.1 Any notice to be given to either party by the other shall be in writing and shall be served either personally or by certified mail, return receipt requested, and prepaid. Service by mail shall be deemed to have been made two (2) days following the date of mailing. All notices shall be addressed as follows:

“Lessor”	South Chico Chicas, LLC Attention: Debra Cannon 763 Hill View Way Chico, CA 95926

“Lessee”	Lulu’s Fashion Lounge Holdings, Inc. Attention: Colleen Winter 195 Humboldt Avenue Chico, CA 95928

15. Waiver of Breach

15.1 The waiver by Lessor of any breach of any provision of this Lease shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or a different provision of this Lease.

15.2 No waiver of any provision of this Lease shall be implied by any failure to enforce any remedy for the violation of that provision, even if that violation continues or is repeated.

15.3 No receipt by Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest amount due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or other allowable forms of payment without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

15.4 Lessor’s receipt of monies from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease Term or affect the Termination Notice given by Lessor before the receipt of those monies. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any rent due, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

16. Warranties and Representations

16.1 LESSOR’S REPRESENTATIONS. Lessor is a California Corporation validly existing and in good standing under the laws of the State of California. Lessor, and the undersigned representative of Lessor, has the requisite power and authority to enter into this Agreement. The execution and delivery by Lessor of this Agreement and any and all such related documents, and the performance by Lessor of its obligations contemplated hereby and thereby have been duly authorized by Lessor and do not violate the terms of any other agreements to which is a party, including any internal operating agreements of Lessor.

16.2 LESSEE’S REPRESENTATIONS. Lessor is a California Corporation validly existing and in good standing under the laws of the State of California. Lessee has the requisite power and authority to enter into this Agreement. The execution and delivery by Lessee of this Agreement and any and all such related documents, and the performance by Lessee of its obligations contemplated hereby and thereby have been duly authorized by Lessee and do not violate the terms of any other agreements to which Lessee is a party.

17. Subordination and Attornment

17.1 SALE OF LESSOR’S INTEREST. In the event of any sale or transfer by Lessor of the Premises or the building of which the Premises are a part, and assignment of this Lease by Lessor, Lessor shall be and is hereby entirely freed and relived of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence, or omission relating to the Premises or this Lease.

17.2 ESTOPPELS STATEMENT. Upon not less than ten (10) days prior to written request from Lessor, Lessee shall execute and deliver to Lessee a written statement certifying (a) that this Lease is unmodified and in full force and effect, or in full and effect as modified stating the modification; (b) that rent for the entire term has been paid in advance; (c) the amount of any security deposit with the Lessor; and (d) that Lessor is not in default hereunder, or if claiming to be in default, the nature of said default. Lessee’s failure to execute and deliver such a statement within the time allowed shall be conclusive upon Lessee that this Lease is in full force and effect and has not been modified except as represented by Lessor, there are no default by Lessor that Lessee has a right to offset, counter-claim, or deduct rent against, and that rent for the entire term has been paid in advance.

17.3 SUBORDINATION AND ATTORNMENT. Upon written request of Lessor, or any first mortgages, first deed of trust beneficiary of Lessor or lessor of Lessor, Lessee shall, in writing, subordinate its rights hereunder to the lien of any first mortgage, first deed of trust, or the interest of any lease in which Lessor is lessee, and to all advances made or hereafter to be made upon the security thereof; provided, however, that prior to executing any such subordination agreement, Lessee shall have the right to obtain from any lender or lessor of Lessor requesting such subordination, an agreement in writing providing that as long as Lessee is not in default hereunder, this Lease shall remain in full force and effect for the full Term hereof. In the event of any foreclosure sale, transfer in lieu of foreclosure, or termination of the Lease in which Lessor is lessee, Lessee shall attorn to the purchaser, transferee, or lessor as the case may be, and recognize such party as the new Lessor under this Lease, provided that such party acquires and accept the Premises subject to this Lease.

18. Condemnation

18.1 CONDEMNATION. If the entire Premises are taken under the power of eminent domain, this Lease shall terminate as of the date Lessee is required to vacate the Premises, and Lessor and Lessee shall each thereafter be released from any further liability under this Lease.

18.2 PARTIAL TAKING. If a portion in excess of twenty-five percent (25%) of the floor area of the Premises is taken under the power of eminent domain, or if, as a result of any taking regardless of the extent, the remainder of the Premises is not one undivided parcel of property, either Lessor or Lessee may terminate this Lease as of the date Lessee is required to vacate the Premises, by serving written notice of such election within thirty (30) days after receipt by Lessee of written notice from Lessor that the Premises have been so taken. If this Lease is so terminated, each party shall thereafter be released from further liability hereunder. If both parties elect not to terminate this Lease, Lessee shall remain in that portion of the Premises not so taken and, in that event. Lessor agrees, at Lessor’s cost and expense, to restore the remaining portion of the Premises as soon as possible to a complete unit of like quality and character as existed prior to such taking; and thereafter the Fixed Rent set forth in Article 2 hereof shall be equitably reduced, taking into account the relative value of the portion taken as compared to the portion remaining.

18.3 COMPENSATION. In the event of any taking and regardless of whether such taking results in termination of this Lease, Lessor shall be entitled to the entire award or compensation in such proceeding; provided, however, Lessee’s right to receive compensation or damages for its fixtures and personal property shall not be affected hereby.

18.4 VOLUNTARY SALE AND WAIVER. For purposes of this Article 18, a voluntary sale or conveyance in lieu of condemnation, under threat of condemnation, shall be deemed a taking under the power of eminent domain. Lessee hereby waives any statutory rights of termination Lessee may have by reason of any partial taking of the Premises under the power of eminent domain.

19. General Provisions

19.1 TIME OF THE ESSENCE. Except as otherwise expressly stated, time is expressly declared to be of the essence in this Lease.

19.2 HEIRS AND ASSIGNS. Subject to the provisions of this Lease against assignment of Lessee’s interest under this Lease, all provisions of this Lease shall extend to and bind, or inure to the benefit of the parties hereto, and also to each and every one of the representatives, successors, and assigns of Lessor and Lessee.

19.3 ATTORNEYS’ FEES. In any action or proceeding by either party to enforce this Lease or any provision contained herein, the prevailing party shall be entitled to all costs and reasonable attorneys’, paralegals’, and other professionals’ fees, and all reasonable fees and costs of appraisers and other expert witnesses. The phrase “prevailing party” shall refer to a party who receives substantially the relief requested, whether by dismissal, settlement, summary judgment, judgment, or otherwise.

19.4 SOLE AND ONLY AGREEMENT. Lessee and Lessor agree that this Lease contains the sole and only agreement between them concerning the Premises and correctly sets forth their rights and obligations to each other concerning the Premises as of the date of this Lease. Any agreement or representation concerning the Premises or the duties of either Lessor or Lessee in relation thereto not expressly set forth in this Lease is null and void, including all previously leases regarding the Premises and Property.

19.5 GOVERNING LAW. This Agreement shall be governed by California law, without reference to rules regarding conflicts of law.

19.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

19.7 SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

19.8 FURTHER ASSURANCES. From time to time, each party shall execute and deliver such instruments as maybe reasonably necessary to carry out the purposes and intent of this Agreement.

19.9 SURVIVAL. Any terms of this Agreement that expressly extend or by their nature should extend beyond termination or expiration of this Agreement, shall survive and continue in full force and effect after any termination or expiration of this Agreement.

IN WITNESS THEREOF, the parties have executed this Lease effective as of the day and year first written above.

LESSOR:	SOUTH CHICO CHICAS, LLC

	By:	/s/ Debra Cannon
Debra Cannon, Manager
South Chico Chicas, LLC

Date: March 16, 2018

LESSEE:	LULU’S FASHION LOUNGE HOLDINGS, INC.

	By:	/s/ Crystal Landsem
Crystal Landsem, CFO
Lulu’s Fashion Lounge Holdings, Inc.

Date: March 16, 2018